[Execution Copy]

RIGHTS AGENCY AGREEMENT

RIGHTS AGENCY AGREEMENT dated as of May 18, 2007 (this “Agreement”) between Lan Airlines S.A., a company (sociedad anónima) incorporated under the laws of Chile (the “Company”), and The Bank of New York, a New York banking corporation (the “ADS Rights Agent").

WHEREAS, the Company is offering pursuant to statutory preemptive rights under Chilean law to existing holders of its common shares (“Shares”) up to 6,951,374 newly issued Shares and (the “Share Rights Offer”);

WHEREAS, in connection with the Share Rights Offer, the Company will grant to existing owners (“Record Owners”) as of 5:00 p.m., New York time, on May 16, 2007 the “ADS Record Date”) of American Depositary Shares (“ADSs”) issued under the Amended and Restated Deposit Agreement dated as of March 25, 2003 (the “Deposit Agreement”) among the Company, The Bank of New York, as Depositary (the “Depositary”), and all Owners and Beneficial Owners (as those terms are defined in the Deposit Agreement) from time to time of ADSs issued thereunder rights (the “ADS Rights”) to purchase additional ADSs relating to newly issued Shares (“New ADSs”) (such offer, the “ADS Rights Offer”). Each ADS represents 5 Shares.

WHEREAS, the Company wishes to appoint the ADS Rights Agent as its agent for administration of the ADS Rights Offer and the ADS Rights Agent is willing to accept that appointment.

WHEREAS, the Company will register the offer and sale of the Shares to which the ADS Rights relate under the Securities Act of 1933, as amended, and will make the ADS Rights Offer to each of the Record Owners by means of a prospectus and prospectus supplement prepared by the Company (together, the “Prospectus”), which will be accompanied by a subscription form and a notice to Record Owners in the form attached hereto as Exhibit A (the “Subscription Form”) containing instructions with respect to the number of New ADSs that may be purchased, the method for subscribing for New ADSs and the delivery of payment for the New ADSs.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained in this Agreement, the Company and the ADS Rights Agent hereby agree as follows:

ARTICLE I.

APPOINTMENT OF THE ADS RIGHTS AGENT

The Company hereby appoints The Bank of New York as the ADS Rights Agent of the Company in connection with the ADS Rights Offer in accordance with the terms and conditions of this Agreement, and The Bank of New York hereby accepts such appointment upon the terms and subject to the conditions set forth in this Agreement.

ARTICLE II.

TERMS OF ADS RIGHTS OFFERS

2.1.            The subscription period for the ADS Rights will commence on or about May 18, 2007 (the actual starting date is called the “Commencement Date”) and will end at 5:00 p.m., New York time on June 11, 2007, unless the Company extends it (the actual ending date and time is referred to as the “Expiration Date”). The period from the Commencement Date through the Expiration Date will constitute the subscription period (the “Subscription Period”). The Company shall notify the ADS Rights Agent of the Commencement Date if different from the date set forth above (and in the absence of such notice the Rights Agent may assume that the Commencement Date is such date) and of any extension of the Expiration Date.

2.2.            Each Record Owner will receive for each ADS owned as of the Record Date 0.062343 ADS Rights to purchase New ADSs relating to newly issued Shares. Record Owners may purchase one New ADSs for each ADS Right at a subscription price that will be equal to the U.S. dollar equivalent of Ch$42,005 per New ADS (the “Subscription Price”). The parties understand that the dollar equivalent of the Subscription Price set forth in the Prospectus is an estimate and that actual U.S. dollar equivalent will be determined when the ADS Rights Agent converts the purchase money into Chilean pesos pursuant to Article VI hereof. The parties also understand that Record Owners will be required to deposit with the ADS Rights Agent U.S.$88.62 (the “Deposit Amount”) for each New ADS for which they are subscribing in respect of their ADS Rights. The Deposit Amount is based on the estimated Subscription Price set forth in the Prospectus plus an allowance intended to cover currency exchange rate fluctuations and to pay the Depositary’s fee for issuance of New ADSs and expenses of the Depositary and the ADS Rights Agent. In lieu of delivering fractional ADS Rights to purchase New ADSs relating to newly issued Shares, the ADS Rights Agent will aggregate the respective share rights underlying such fractional entitlements and, to the extent practicable, will arrange for the sale of such fractional share rights. The net proceeds of such sale, if any, will be distributed to the Owners entitled thereto.

2.3.            The ADS Rights are not transferable and will be reflected in the records of the ADS Rights Agent.

ARTICLE III.

DELIVERY OF RIGHTS OFFER MATERIAL

3.1.             On or about the Commencement Date, (a) the Company will deliver to the ADS Rights Agent sufficient copies of the Prospectus, and (b) the ADS Rights Agent shall have printed for its use sufficient copies of (i) the Subscription Form, (ii) Substitute Form W-9 and (iii) Guidelines for Certification of Taxpayer Identification Number of Substitute Form W-9 (the “Guidelines”).

3.2.             Unless otherwise instructed in writing by the Company, on or as soon as practicable after the Commencement Date, the ADS Rights Agent shall send by first class mail or, if so instructed by the Company, by overnight courier, to each Record Owner: (i) a Prospectus, (ii) a Subscription Form, (iii) a Substitute Form W-9, (iv) the Guidelines and (v) a return envelope addressed to the ADS Rights Agent for use by such Record Owner (such material, collectively, the “Rights Offer Material”).

3.3.             In the event that the Rights Offer Material is returned to the ADS Rights Agent for any reason and a proper delivery thereof cannot be effected to a Record Owner, the ADS Rights Agent shall hold such Rights Offer Material and the related Record Owner’s right to purchase New ADSs under the ADS Rights Offers will be treated as unexercised. The ADS Rights Agent shall supply the Company with such information as the Company may request with respect to any Rights Offer Material that cannot be delivered to a Record Owner.

3.4.             In the event that, prior to the Expiration Date, any Record Owner notifies the ADS Rights Agent that the Rights Offer Material to which such Record Owner is entitled has not been delivered, or has been lost, stolen or destroyed, the ADS Rights Agent will furnish to such Record Owner a copy of the Rights Offer Material. The Company agrees to supply the ADS Rights Agent with sufficient copies of the Prospectus for such purposes.

ARTICLE IV.

ACCEPTANCE OF SUBSCRIPTIONS

4.1.            The ADS Rights Agent is hereby authorized and directed to receive subscriptions for New ADSs relating to newly issued Shares on behalf of the Company throughout the Subscription Period. Record Owners shall make payment to the ADS Rights Agent of the Deposit Amount in U.S. dollars. Such payment must be received by the ADS Rights Agent no later than 5:00 p.m., New York time, on the Expiration Date. Any funds that the ADS Rights Agent receives during the Subscription Period from Record Owners in respect of payments for New ADSs shall be deposited in an account at the ADS Rights Agent that the ADS Rights Agent designates solely for such purpose (the "Deposit Account") and such funds shall remain in the Deposit Account until they are distributed in accordance with Section 6.2.

As promptly as practicable after the ADS Rights Agent receives each Subscription Form, the ADS Rights Agent shall determine whether the Record Owner sending such Subscription Form has properly completed and executed such form and has submitted the correct Deposit Amount for the New ADSs. If such form is not properly completed, is unexecuted or if such Record Owner did not send the correct Deposit Amount, then the ADS Rights Agent will send a notice to such Record Owner requesting such Record Owner to correct its Subscription Form or submit the proper Deposit Amount, as the case may be. Except as set forth below, if such Record Owner does not correct its Subscription Form or submit the proper Deposit Amount, as the case may be, by the Expiration Date, such Record Owner’s right to purchase New ADSs in the ADS Rights Offer shall be deemed to be unexercised and the ADS Rights Agent shall promptly refund the amount deposited to such Record Owner. The ADS Rights Agent will require that payment of the Deposit Amount be in the form of a certified or official bank check, money order or wire transfer.

Notwithstanding the foregoing, without further authorization from the Company, except where otherwise specified or as otherwise notified in writing by the Company prior to the Expiration Date, the following Subscription Forms shall be deemed to be properly completed:

(a)   any subscription with respect to which a Record Owner has failed to execute a Subscription Form in the manner provided by the terms thereof, provided that (1) the Record Owner has indicated on such Subscription Form or by written communication, the manner in which the Record Owner wishes to subscribe and (2) proper payment has been made by such Record Owner;

(b)   any subscription by an individual (and not by a corporation, partnership or fiduciary) which is accompanied by a check drawn by an individual (and not by a corporation, partnership or fiduciary) other than the Record Owner, provided that (1) the Subscription Form submitted therewith has been duly executed by the Record Owner, (2) the Record Owner is the Record Owner to which such Subscription Form relates, (3) the check tendered in payment of such subscription is drawn for the proper amount and to the order of The Bank of New York and is otherwise in order, and (4) there is no evidence actually known to the ADS Rights Agent indicating that such check was delivered to the Record Owner by the drawer thereof for any purpose other than the payment of the accompanying subscription;

(c)   any subscription by a custodian on behalf of a minor which is accompanied by a check drawn by an individual (and not by a corporation, partnership or fiduciary) other than the Record Owner, if the provisos set forth in clause (b) above are satisfied; or

(d)   any subscription by an individual (and not by a corporation, partnership or fiduciary) which is accompanied by a check drawn by a corporation, partnership or fiduciary other than the Record Owner, if the provisos set forth in clause (b) above are satisfied.

4.2.            The ADS Rights Agent is hereby authorized to accept subscriptions for New ADSs relating to newly issued Shares on behalf of the Company (i) on the Expiration Date,

(ii) after determining the total number of New ADSs relating to newly issued Shares that a Record Owner is entitled to purchase in the ADS Rights Offers, pursuant to Article VI hereof, and (iii) upon the proper completion and execution of the Subscription Form, in accordance with the terms thereof and hereof.

4.3.            The ADS Rights Agent is authorized to waive proof of authority to sign (including the right to waive signatures of co-fiduciaries and proof of appointment or authority of any fiduciary or other person acting in a representative capacity) in connection with any subscription with respect to which:

(a)   the New ADSs to which the Subscription Form relates are registered in the name of an executor, administrator, trustee, custodian for a minor or other fiduciary and has been executed by such Record Owner provided that the New ADSs purchased are to be issued in the name of such Record Owner;

(b)   the New ADSs to which the Subscription Form relates are registered in the name of a corporation and the Subscription Form has been executed by an officer of such corporation, provided that the New ADSs purchased are to be issued in the name of such corporation;

(c)   the Subscription Form has been executed by a bank, trust company or broker as agent for the Record Owner to which such Subscription Form relates, provided that the New ADSs purchased are to be issued in the name of such Record Owner; or

(d)   the New ADSs to which such Subscription Form relates are registered in the name of a decedent and the Subscription Form has been executed by a person who purports to act as the executor or administrator of such decedent's estate, provided that (i) the New ADSs are to be issued in the name of such person as executor or administrator of such decedent's estate, (ii) the check tendered in payment of such subscription is drawn for the proper amount and to the order of The Bank Of New York and is otherwise in order, and (iii) there is no evidence actually known to the ADS Rights Agent indicating that such person is not the duly authorized representative which such person purports to be.

4.4.             In all cases other than those described in Sections 4.3(a) through (d) above, the ADS Rights Agent will be required to obtain all necessary proof of authority to sign in connection with subscriptions for New ADSs; provided, however, that in the event that such proof of authority has not been received on or prior to the Expiration Date, the ADS Rights Agent may obtain advice from the Company as to whether any such subscriptions may be accepted and the ADS Rights Agent shall have no liability whatsoever in the event it acts in good faith in accordance with such advice nor shall the ADS Rights Agent be required to accept subscriptions for New ADSs in the absence of such proof in the event it does not receive such advice from the Company prior to the Expiration Date and shall have no liability whatsoever for any such action.

ARTICLE V.

REPORTS BY THE ADS RIGHTS AGENT

5.1.            The ADS Rights Agent will advise the Company by facsimile transmission or e-mail (a) on the Commencement Date as to the total number of Record Owners and the total number of ADSs outstanding as of the Record Date; and (b) on each business day during the Subscription Period as to:

(b)   the total number of subscriptions for New ADSs relating to newly issued Shares pursuant to the ADS Rights Offer that the ADS Rights Agent has received (which have been properly completed and executed and for which the correct payment amount was received) and the aggregate number of New ADSs subscribed for; and

(c)   the aggregate amount of funds received by the ADS Rights Agent in payment of such subscriptions.

5.2.             Not later than 10:00 a.m. (New York City time) on the first New York banking day following the Expiration Date, the ADS Rights Agent will advise the Company and the Depositary by e-mail or facsimile transmission (the “Subscription Report”) as to:

(b)   the total number of New ADSs relating to newly issued Shares subscribed for in the ADS Rights Offer pursuant to the exercise of ADS Rights and the total number of Shares represented thereby;

(c)   the total number of unsubscribed ADS rights relating to newly issued Shares and the number of related share rights represented thereby; and

(d)   the aggregate amount of funds received by the ADS Rights Agent in payment of such subscriptions.

ARTICLE VI.

PAYMENTS; SHARE SUBSCRIPTION; REFUNDS

6.1.             As promptly as practicable after delivery of the Subscription Report in accordance with Section 5.2, the ADS Rights Agent, as agent for the subscribing Record Owners, (i) shall transfer from the Deposit Account to the Depositary the fee required under the Deposit Agreement for execution and delivery of American Depositary Receipts evidencing all the New ADSs and any applicable expenses of the Depositary, and (ii) shall purchase, for settlement on or before the expiration date of the Share Rights Offer (which is expected to be 11:59 p.m., Santiago time, on June 17, 2007), an amount of Chilean pesos equal to the subscription price for newly issued Shares times the number of newly issued Shares to be represented by New ADSs for which Record Owners subscribed (the “Peso Subscription Amount”). If the Deposit Amount paid by any subscribing Record Owner to the ADS Rights Agent exceeds the amount required to pay the Record Owner’s share of the Peso Subscription Amount, the Depositary’s fees and expenses and the expenses of the currency conversion, the ADS Rights Agent shall, at the time the ADS Rights Agent delivers the New ADSs, remit the excess in U.S. dollars (without interest) to the subscribing Record Owners. If the Deposit Amount paid by any subscribing Record Owner to the ADS Rights Agent is less than the amount required to pay Record Owner’s share of the Peso Subscription Amount, the Depositary’s fees and expenses and the expenses of the currency conversion, the ADS Rights Agent shall pay the amount of such deficiency on behalf of such Record Owner. The Record Owner will then be required to pay, upon notice by the ADS Rights Agent to such Record Owner, the amount of such deficiency promptly (including interest and expenses) to the ADS Rights Agent, and the ADS Rights Agent need not deliver any New ADSs subscribed for by such Record Owner prior to the receipt by the ADS Rights Agent of such payment. If payment of the amount of any deficiency is not received from such Record Owner by the ADS Rights Agent by the later of (i) the fifth business day after receipt of the ordinary shares underlying the New ADSs by the Depositary’s custodian, as described in Section 7.1 below, and (ii) the fifth business day after the ADS Rights Agent gives notice of such deficiency, the ADS Rights Agent may sell the New ADSs subscribed for by such Record Owner at a public or private sale, at such place or places and upon such terms as it may deem proper, and the ADS Rights Agent may allocate the proceeds of such sales in an amount sufficient to cover such deficiency (including interest and expenses). In such event, the ADS Rights Agent will then send promptly any remaining New ADSs to such Record Owner together with a check in the amount of excess proceeds, if any, from such sale; provided, however, that, if the amount of such excess proceeds realized upon the sale of such subscribing Record Owner’s ADSs is less than $5.00, such excess proceeds need not be distributed. The Company shall indemnify the ADS Rights Agent, with interest, for any unreimbursed deficiency in subscription money, including fees and expenses.

6.2.            The ADS Rights Agent shall pay to the Company the Peso Subscription Amount and shall instruct the Depositary to subscribe for the total number of newly issued Shares to be represented by New ADSs relating to newly issued Shares for which Record Owners have subscribed prior to the expiration date of the Share Rights Offers. The payment shall be made in same day funds by wire transfer in Chilean pesos to the bank account specified by the Company on Exhibit B hereto.

6.3.            The parties understand that, pursuant to the Deposit Agreement and in accordance with the Subscription Report delivered pursuant to Section 5.2, the Depositary will use reasonable efforts to sell rights to purchase newly issued Shares to which it is entitled as the holder of Deposited Securities (as defined in the Deposit Agreement) but which the ADS Rights Agent does not request it to exercise on behalf of subscribing Record Owners, and the ADS Rights Agent shall request that the Depositary do so as promptly as practicable after the Expiration Date and remit the proceeds of such sale to the Record Owners with respect to which such share rights were sold as promptly as practicable.

ARTICLE VII.

ISSUANCE OF ADRs

7.1.             On or about June 12, 2007, the Company will deposit the newly issued Shares underlying the New ADSs relating to newly issued Shares (the “New Shares”) with Banco Santander Chile, as Custodian under the Deposit Agreement, and will request that the Depositary confirm such deposit to the ADS Rights Agent.

7.2.             When the New Shares to be represented by the New ADSs have been deposited, the ADS Rights Agent shall forward to the Depositary the registration instructions contained in the Subscription Forms delivered by subscribing Record Owners and shall instruct the Depositary to send New ADSs issuable in respect of those Shares registered in accordance with those instructions to the ADS Rights Agent and the ADS Rights Agent shall deliver those New ADSs in accordance with those instructions, subject to the provisions of Section 6.1.

ARTICLE VIII.

LIMITATIONS OF DUTIES

8.1.            The ADS Rights Agent shall have no duties or obligations nor shall it be subject to any liability under this Agreement or the transactions contemplated by this Agreement, except that it shall perform its duties specifically set forth in this Agreement without gross negligence or willful misconduct, and no implied duties or obligations shall be read into this Agreement against the ADS Rights Agent.

8.2.            The ADS Rights Agent makes no, and will not be deemed to have made, any representations with respect to, and shall have no duties, responsibilities or obligations with respect to determining, the validity, sufficiency, value or genuineness of any New Shares, Subscription Form or other documents deposited with or delivered to it or any signature or endorsement set forth on or in connection with such documents (except to the extent expressly set forth in Article IV).

8.3.            The ADS Rights Agent shall not be obligated to take any legal action hereunder on behalf of any Record Owner or any other person.

8.4.            The ADS Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement, the Subscription Form or any other Rights Offer Materials or be required to verify the same; and may rely upon and comply with, and shall not have any liability for relying upon and complying with, any Subscription Form or other Rights Offer Material, certificate, instrument, opinion of counsel, notice, letter, telegram, records, or other document or security delivered to it in connection with this Agreement.

8.5.            The ADS Rights Agent may consult with legal counsel for the Company or its own counsel (which may be in-house counsel) and rely upon any opinion of such counsel, and shall have no liability in respect of any action taken, omitted or suffered by the ADS Rights Agent hereunder in reliance upon, and in accordance with, any such opinion.

8.6.            The ADS Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Company, and to apply to the Company for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of the Company or for any delay in acting while waiting for those instructions. Any application by the ADS Rights Agent for written instructions from the Company may, at the option of the ADS Rights Agent, set forth in writing any action proposed to be taken or omitted by the ADS Rights Agent under this Agreement and the date on or after which such action shall be taken or such omission shall be effective. The ADS Rights Agent shall not be liable for any action taken by, or omission of, the ADS Rights Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three business days after the date the executive officer of the Company actually receives such application, unless the Company shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the ADS Rights Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.

8.7.            The ADS Rights Agent shall escheat any property held by the ADS Rights Agent in accordance with applicable law.

8.8.             In no event will the ADS Rights Agent be liable to any person (a) for any special, consequential or punitive damages; or (b) if, by reason of:

(b)   any law or regulation of any state or country or of any governmental or regulatory authority or stock exchange; or

(c)   any circumstances beyond its control, including without limitation, strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (hardware and software) services;

it is delayed or prevented from, or would be subject to any civil or criminal liability if it did and therefore does not do, any thing that this Agreement otherwise requires it to do.

8.9.            The ADS Rights Agent may perform any duties hereunder either directly or by or through its nominees, correspondents, designees, agents, subagents or subcustodians and the ADS Rights Agent shall not be responsible for any misconduct or negligence on the part of any nominee, correspondent, designee, agent, subagent or subcustodian appointed with due care by it hereunder.

ARTICLE IX.

COMPENSATION; PAYMENT OF EXPENSES; INDEMNIFICATION

9.1.             In consideration for the services rendered under this Agreement, the Company agrees to pay to the ADS Rights Agent the fees agreed upon in writing by the Company and the ADS Rights Agent from time to time, and the Company agrees to pay to the ADS Rights Agent, on demand of the ADS Rights Agent, its actual documented out of pocket expenses, including, without limitation, reasonable fees and expenses of counsel, incurred in the preparation and execution of this Agreement and performance of the ADS Rights Agent’s duties under this Agreement.

9.2.                        (a)         The ADS Rights Agent shall not be liable for any Losses (as defined below) or action taken or omitted or for any loss or injury in each case resulting from the ADS Rights Agent’s actions or performance or lack of performance of the ADS Rights Agent’s duties hereunder in the absence of gross negligence or willful misconduct on the ADS Rights Agent’s part, in which case the ADS Rights Agent shall be liable for only those Losses caused by such conduct. In no event shall the ADS Rights Agent be liable for (i) acting in accordance with the instructions from the Company or its counsel or any agent appointed by the Company to act on behalf of the Company, (ii) special, consequential or punitive damages, for lost profits or for loss of business, or (iii) any Losses due to forces beyond the ADS Rights Agent’s control, including without limitation, strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities or communications services.

(b)  The Company shall indemnify the ADS Rights Agent and hold the ADS Rights Agent harmless from and against any and all claims, losses, liabilities, damages, expenses or judgments (including reasonable attorneys' fees and expenses) (collectively referred to herein as "Losses") arising from or in connection with the ADS Rights Agent’s acceptance of the its appointment as ADS Rights Agent under this Agreement, the performance of the ADS Rights Agent’s duties hereunder, the enforcement of this Agreement or disputes between the parties hereto; provided, however, that nothing contained herein shall require that the ADS Rights Agent be indemnified for the liability the ADS Rights Agent has accepted under the preceding paragraph 9.2(a).

9.3.             No provision of this Agreement, other than Section 6.1, shall require the ADS Rights Agent to expend or risk the ADS Rights Agent’s own funds or otherwise incur any financial liability in the performance of any of the ADS Rights Agent’s duties hereunder or in the exercise of the ADS Rights Agent’s rights.

ARTICLE X.

TERMINATION OF AGENCY

Unless terminated earlier by the parties hereto, this Agreement shall terminate upon the later of the date the ADS Rights Agent has fully performed its obligations under this Agreement and sixty (60) days after delivery of the New ADSs by the Depositary (the “Termination Date”). On the business day following the Termination Date, the ADS Rights Agent shall deliver to the Company any Rights Offer entitlements, if any, held by the ADS Rights Agent under this Agreement. The ADS Rights Agent’s rights under Sections 9.1 and 9.2 shall survive the termination of this Agreement.

ARTICLE XI.

MISCELLANEOUS

11.1.        Notices. All reports, notices and other communications required or permitted to be given hereunder to the parties hereto shall be addressed to the following on behalf of the respective parties hereto and delivered by overnight courier or by facsimile as follows or to such other address as may be specified in writing form time to time:

To the Company:

Lan Airlines S.A.

Avenida Presidente Riesco 5711, 20th Floor

Las Condes

Santiago, Chile

Attn: Andrés del Valle

Fax: +562-565-8764

To the ADS Rights Agent:

The Bank of New York

Reorganization Administration

101 Barclay Street - 12W

New York, NY 10286

Attn:   Elizabeth Gallagher

Fax : (212) 815-7048

E-mail: egallagher@bankofny.com

With a copy to :

Depositary Receipts Administration

101 Barclay Street – 22W

New York, New York 10286

Attn : Monica Vieira

Fax : (212) 571-3050

E-mail : mvieira@bankofny.com

11.2.        Confidentiality. Al information as to the ADS Rights Offer shall be held by the ADS Rights Agent and its officers, employees, representatives and agents in strict confidence except (i) for information made publicly available by Company and (ii) as required by law, regulation or any regulatory or administrative authority including, for the avoidance of doubt, any banking or regulatory agency with jurisdiction over the ADS Rights Agent.

11.3.        Assignment. Neither the ADS Rights Agent nor the Company shall assign this Agreement without first obtaining the written consent of the other party hereto.

11.4.        Headings. The Article and Section headings contained herein are for convenience and reference only and are not intended to define or limit the scope of any provision of this Agreement.

11.5.        Entire Agreement; Amendment. This Agreement shall constitute the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements in regard thereto. References to any other document or agreement shall not incorporate by reference such other document or agreement into this Agreement and shall not impose any duties or responsibilities, obligations or liabilities on the ADS Rights Agent under such other document or agreement. Except as otherwise specifically provided herein, this Agreement may be amended only by an instrument in writing duly executed by both parties hereto.

11.6.        In connection with the provision of services under this Agreement, the Offeror may direct the ADS Rights Agent to release information, including non-public personal information (“NPPI”), as defined in Title V of the Gramm Leach Bliley Act and the regulations issued thereunder, including but not limited to Regulation P of the Board of Governors of the Federal Reserve, to agents or other third party service providers, including, without limitation, broker/dealers, custodians and depositories. In addition to the foregoing, Offeror consents to the release of information, including NPPI, to one or more providers of escheatment services for the purpose of escheatment of unclaimed property in accordance with the laws of the various states. The ADS Rights Agent shall not incur any liability for the release of information in accordance with the foregoing provisions; and to the extent the ADS Rights Agent incurs any liability as a result of such release of information, the Company shall indemnify and hold the ADS Rights Agent harmless in accordance with Section 9.2, it being understood that the release of such information shall not constitute negligence or willful misconduct.

11.7.        Governing Law; Jurisdiction; Certain Waivers.

(a)   This Agreement shall be interpreted and construed in accordance with the internal substantive laws (and not the choice of law rules) of the Borough of Manhattan, State of New York. All actions and proceedings brought by the ADS Rights Agent relating to or arising from, directly or indirectly, this Agreement may be litigated in courts located within the State of

New York. The Company hereby submits to the personal jurisdiction of such courts; hereby waives personal service of process and consents that any such service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder; and hereby waives the right to a trial by jury in any action or proceeding with the ADS Rights Agent. All actions and proceedings brought by the Company against the ADS Rights Agent relating to or arising from, directly or indirectly, this Agreement shall be litigated only in courts located within the Borough of Manhattan, State of New York.

(b)   The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

11.8.        Rights and Remedies. The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude or inhibit the subsequent exercise of such right or remedy.

11.9.        Representations and Warranties of the Company. The Company hereby represents, warrants and covenants that:

(a)   The Company is a corporation (sociedad anónima) duly organized and validly existing under the laws of the Republic of Chile.

(b)   This Agreement has been duly authorized, executed and delivered on its behalf and constitutes the legal, valid and binding obligation of the Company.

(c)   The execution, delivery and performance of this Agreement by the Company does not and will not violate any applicable law or regulation and does not require the consent of any governmental or other regulatory body except for such consents and approvals as have been obtained and are in full force and effect. For the avoidance of doubt, the offer and sale of all newly issued Shares and New ADSs to be issued and delivered hereunder will be registered under the Securities Act of 1933, as amended (the “Securities Act”) and all transactions contemplated by this Agreement, except for the indemnification provided by Section 9.2 with respect to which we make no representation, are in compliance with the Securities Act and the Securities Exchange Act of 1934, as amended.

11.10.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, LAN AIRLINES S.A. and THE BANK OF NEW YORK have executed this Agreement as of the date first set forth above.

LAN AIRLINES S.A.

By: /s/ Jose M. Bambach

Name: Jose M. Bambach

Title: Attorney in Fact

THE BANK OF NEW YORK,

as ADS Rights Agent

By: /s/ George Dalton

Name: George Dalton

Title: Vice President

Exhibit A

Subscription Form

Lan Airlines S.A.

Subscription Card to Exercise Rights

NOT EXERCISABLE AFTER JUNE 11, 2007

This certifies that the person whose name and address appears below is the registered owner of the number of non-transferable ADS rights set forth below. Each ADS right relating to newly issued preferred shares (“Shares”) of Lan Airlines S.A. (“LFL”) entitles its registered holder to purchase new American Depositary Shares of Lan , each representing one (“ADSs”), at the estimated subscription payment of U.S.$ 88.62 per ADS, as described in the prospectus supplement dated May 18, 2007 and the accompanying prospectus (together, the “Prospectus”).

Holders may purchase ADSs at any time prior to 5:00 P.M. (New York City time) on June 11, 2007 at the designated office of The Bank of New York, as rights agent (the “Rights Agent”) set forth below, at an estimated subscription payment of U.S.$ 88.62 per ADS (the “Deposit Amount”), which is the ADS subscription payment of CH$ 42,005 per ADS, converted into U.S. dollars based on the ‘‘dólar observado’’ or ‘‘observed’’ exchange rate published by Banco Central de Chile (which we refer to as the Central Bank of Chile) on May 18, 2007 of CH$ 521.41 per US$1.00, plus an additional 10%. The additional 10% represents an allowance for potential fluctuations in the exchange rate between the Chilean Pesos and the U.S. dollar, conversion expenses, ADS issuance fees of the depositary of US$0.05 per new ADS and financial transaction taxes in Chile. You will bear the risk of all exchange rate fluctuations relating to the exercise of ADS rights. You will only receive a whole number of ADS rights. The rights agent will aggregate and arrange for the sale of any share rights underlying fractional ADS rights and will distribute the net proceeds of such sale, if any, to ADS rights holders entitled to such proceeds.

ADS Rights may be exercised by presenting this ADS subscription card to the Rights Agent with the Form of Election to Purchase duly executed, and such other and further documentation as the Rights Agent may reasonably request. Payment may be made by certified bank check or money order payable to the order of the Rights Agent.

This ADS subscription card is subject to all of the terms, provisions and conditions of the rights offer, as described in LFL’s Prospectus.

1

Number of ADS Rights:

Lan AirlinesS.A.

This ADS subscription card must be received by the Rights Agent, together with payment in full, by 5:00 p.m., New York City time, on June 11, 2007. Failure to submit this ADS subscription card to the Rights Agent by that time will result in a forfeiture of your ADS Rights. Any subscription for ADSs in this rights offering is irrevocable.

Complete the Election to Purchase Form as applicable. Any improperly completed or unexecuted rights certificate for new ADSs may cause the Rights Agent in its sole discretion to reject such subscription card. If you have any questions, contact the Rights Agent at 800-507-9357 or

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, N.Y. 10005

Call toll-free: (800) 735-3107 or

Collect at: (212) 269-5550

THE BANK OF NEW YORK,

Rights Agent

By mail:

Tender and Exchange Department

P.O. Box 11248

Church Street Station

New York, New York 10286-1248

By hand or overnight courier:

Tender and Exchange Department

101 Barclay Street, l1W

New York, New York 10286

1

FORM OF ELECTION TO PURCHASE

The registered holder of the ADS Rights referred to in this ADS subscription card is entitled to exercise the number of ADS Rights shown on page two of this card upon the terms and conditions specified in the Prospectus.

The undersigned hereby notifies the Rights Agent of its irrevocable election to subscribe for new ADSs in the following amounts:

1.	__________ new ADSs to be purchased pursuant to exercise of ADS Rights relating to newly issued shares of LAN.
2.	__________ additional new ADSs to be purchased.

This subscription is subject to the terms and conditions specified in the Prospectus. I hereby acknowledge receipt of the Prospectus.

Signature(s) of subscriber(s):

Dated: _________________, 2007

(Joint owners should each sign. If signing as executor, administrator, attorney, trustee or guardian, give your title as such. If a corporation, sign in the full corporate name by an authorized officer. If a partnership, sign in the name of an authorized person.)

TO BE EXECUTED ONLY BY NON-UNITED STATES RESIDENTS:

I hereby certify that the foregoing subscription for new ADSs has been effected in accordance with the applicable laws of the jurisdiction in which I reside.

Signature(s) of subscriber(s):

1

SUBSTITUTE Card W-9

Name : _______________________________________________________________

Address: _____________________________________________________________

(Number and Street)

 ____________________________________________________________________

                     (City)                                                               ( State)      (Zip Code)

Department of the Treasury Internal Revenue Service	Check appropriate box: Individual/Sole Proprietor ☐Corporation ☐ Partnership ☐ Other (specify) ☐_________________ Exempt from Backup Withholding ☐
Request for Taxpayer Identification Number (TIN) and Certification	Part I. — Please provide your taxpayer or identification number in the space at right. If awaiting TIN, write “Applied For.”	SSN: ________________________ or EIN: ________________________
Part II. — Awaiting TIN ☐

Part III. — Certification

Under penalties of perjury, I certify that:

(1)   The number shown on this card is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me);

(2)   I am not subject to backup withholding either because (a) I am exempt from backup withholding, (b) I have not been notified by the IRS that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and

(3)   I am a United States person (including a United States resident alien).

Certification Instructions — You must cross out item (2) in Part III above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you are subject to backup withholding you received notification from the IRS that you are no longer subject to backup withholding, do not cross out item (2).

SIGN HERE	Signature: ________________________ Date: ________________________

2

NOTE:	FAILURE TO COMPLETE AND RETURN THIS CARD MAY RESULT IN A $50 PENALTY IMPOSED BY THE INTERNAL REVENUE SERVICE AND BACKUP WITHHOLDING TAXES. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE CARD W-9 FOR ADDITIONAL DETAILS.
NOTE:	YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN PART II OF THE SUBSTITUTE CARD W-9.

CERTIFICATION OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration office or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number by the time of payment, a portion of all reportable cash payments made to me thereafter will be withheld until I provide a taxpayer identification number to the payer and that, if I do not provide my taxpayer identification number within sixty days, such retained

SIGNATURE______________________________________________________ DATE__________________

3

INSTRUCTIONS AS TO USE OF

Lan Airlines S.A.

ADS SUBSCRIPTION FORM

The following instructions relate to a rights offering (the "Rights Offering") by Lan Airlines S.A., a sociedad anónima (a corporation) duly organized and validly existing under the laws of the Chile ("LFL), to the holders of record on May 16, 2007 (the "Record Date"), of its American Depositary Shares, (the "ADSs"), as described in LFL’s prospectus supplement dated May 18, 2007 and the accompanying prospectus (together, the "Prospectus"). Holders of ADSs on the Record Date are receiving ADS subscription rights (the "ADS Rights") to subscribe for and purchase ADSs of LFL. An aggregate of up to 6,951,374 underlying Shares are being offered by the Prospectus, and each ADS is comprised of five shares. Each ADS holder on the Record Date will be entitled to receive 0.062343 ADS Right for every ADSs held as of the close of business on the Record Date. The ADS Rights will expire, if not exercised, at 5:00 p.m., New York City time, on June 11, 2007, (the "Expiration Date"). After the Expiration Date, unexercised ADS Rights will be null and void. LFL will not be obligated to honor any purported exercise of ADS Rights received by The Bank of New York (the "ADS Rights Agent") after 5:00 p.m., New York City time, on the Expiration Date, regardless of when the documents relating to such exercise were sent. The ADS Rights will be evidenced by non-transferable ADS Rights as indicated on the ADS Subscription Card.

Each ADS Right allows the holder thereof to subscribe for one ADSs. In order to exercise your ADS Right, you must pay the estimated subscription payment of U.S. $88.62 per ADS (the "ADS Deposit Amount"), which is the ADS subscription payment of CH$ 42,005 per ADS, converted into U.S. dollars based on the ‘‘dólar observado’’ or ‘‘observed’’ exchange rate published by Banco Central de Chile (which we refer to as the Central Bank of Chile) on May 18, 2007 of CH$ 521.41 per US$1.00, plus an additional 10%. The additional 10% represents an allowance for potential fluctuations in the exchange rate between the Chilean Pesos and the U.S. dollar, conversion expenses, ADS issuance fees of the depositary of US$0.05 per new ADS and financial transaction taxes in Chile. You will only receive a whole number of ADS rights. The rights agent will aggregate and arrange for the sale of any share rights underlying fractional ADS rights and will distribute the net proceeds of such sale, if any, to ADS rights holders entitled to such proceeds.

The number of ADS Rights to which you are entitled is printed on the face of your ADS Subscription Card. You should indicate your wishes with regard to the exercise of your ADS Rights by completing the form of Election to Purchase portion of your ADS Subscription Card and returning the form to the ADS Rights Agent in the envelope provided pursuant to the procedures described in the Prospectus.

YOUR ADS SUBSCRIPTION FORM AND ADS DEPOSIT AMOUNT MUST BE RECEIVED BY THE ADS RIGHTS AGENT, ON OR BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. ADS RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE OF THE RIGHTS OFFERING WILL EXPIRE WITHOUT VALUE.

1

Method Of Subscription–Exercise Of ADS Rights

Subscription by registered ADS holders. To exercise ADS Rights, complete your ADS Subscription Card and send the properly completed and executed ADS Subscription Card evidencing such ADS Rights, together with payment in full of the ADS Deposit Amount for each ADSs subscribed for pursuant to the ADS Right, to the ADS Rights Agent, on or prior to 5:00 p.m., New York City time, on the Expiration Date. Payment of the ADS Deposit Amount will be held in a segregated account to be maintained by the ADS Rights Agent. All payments must be made in U.S. dollars for the full number of ADSs being subscribed for and the ADS Deposit Amount, by certified check, bank draft drawn upon a U.S. bank or postal or express money order payable to The Bank of New York, as ADS Rights Agent. Payments will be deemed to have been received by the ADS Rights Agent only upon (i) receipt of any certified check or bank draft drawn upon a U.S. bank or (ii) receipt of any postal or express money order. Please reference your Subscription Rights Certificate number on your certified check, bank draft or money order.

If the ADS Deposit Amount paid by you is insufficient to purchase the number of ADSs subscribed for, or if no number of ADSs to be purchased is specified, then you will be deemed to have exercised the ADS Rights to purchase ADSs to the full extent of the payment tendered.

The ADS Subscription Rights Card and payment of the ADS Deposit Amount must be delivered to the ADS Rights Agent by one of the methods described below:

By Hand or Overnight Courier The Bank of New York Tender & Exchange Department 101 Barclay Street, 11 W New York, New York 10286	By Mail The Bank of New York Tender & Exchange Department P.O. Box 11248 Church Street Station New York, New York 10286-1248
For Information Call: (800) 507-9357

Delivery to any address or by a method other than those set forth above does not constitute valid delivery.

Subscription by beneficial owners. By making arrangements with your banks, trust companies, securities dealers or broker for the delivery of funds on your behalf you may also request such banks, trust companies, securities dealers or broker to exercise the ADS Subscription Rights on your behalf.

Subscription by DTC participants. Banks, trust companies, securities dealers and brokers that hold ADSs as nominee for more than one beneficial owner may, upon proper showing to the ADS Rights Agent, exercise their ADS Rights on the same basis as if the beneficial owners were recordholders on the Record Date through the Depository Trust Company ("DTC"). You may exercise these ADS Rights through DTC's PSOP Function on the "agent subscriptions over PTS" procedure and instructing DTC to charge your applicable DTC account for the ADS Deposit

2

Amount for the new ADSs and deliver such amount to the ADS Rights Agent. DTC must receive the subscription instructions and payment for the new ADSs by the Expiration Date.

Issuance Of ADSs

ADR certificates. As soon as practicable after the Expiration Date and the valid exercise of ADS Rights, the ADS Rights Agent will mail or deliver to each exercising ADS Rights holder American Depositary Receipts (the "ADRs"), representing ADSs purchased pursuant to their ADS Rights. The delivery of ADRs will be made to the address shown on the face of your ADS Subscription Rights Certificate. See "The Rights Offering – Subscription by holders of ADSs – Delivery of ADRs" in the Prospectus.

Transferability Of ADS Rights

The ADS Rights granted to you are non-transferable and therefore, may not be assigned, gifted, purchased or sold to anyone else. See “The Rights Offering” in the Prospectus.

Execution

a.

Execution by Registered Holder. The signature on the ADS Subscription Form must correspond with the name(s) of the registered holder(s) exactly as it appears on page two of the ADS Subscription Form without any alteration, enlargement or change whatsoever. Persons who sign the ADS Subscription Form in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the ADS Rights Agent in its sole and absolute discretion, must present to the ADS Rights Agent satisfactory evidence of their authority to so act.

b.

Execution by Person Other than Registered Holder. If the ADS Subscription Form is executed by a person other than the holder named on page two of the ADS Subscription Form, proper evidence of authority of the person executing the ADS Subscription Form must accompany the same unless, for good cause, the ADS Rights Agent dispenses with proof of authority.

Method Of Delivery To ADS Rights Agent

The method of delivery of the ADS Subscription Form and payment of the estimated ADS Deposit Amount to the ADS Rights Agent will be at the risk of the holders of ADS Rights, but, if sent by mail, it is recommended that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the ADS Rights Agent before the Expiration Date.

3